EXHIBIT 4.1


                              CONSULTING AGREEMENT


           This CONSULTING AGREEMENT (the "Agreement") is entered into as of this 15th day of March 2001 by and between ENTREPORT CORPORATION, a Florida corporation ("Company"), and MICHAEL C.O. MORFIT, an individual ("Consultant").

                                  R E C I T A L
                                  -------------

           The Company wishes to engage Consultant, and Consultant agrees to be engaged by the Company, subject to the terms and conditions set forth below.

                                A G R E E M E N T
                                -----------------

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

           1. DUTIES; CONSULTANT REPRESENTATION. During the term of this Agreement, Consultant shall provide consultation on behalf of the Company in connection with the (i) evaluation and structuring of potential merger and acquisition opportunities for the Company; and (ii) other business strategies. In performance of these duties, Consultant shall provide the Company with the benefits of Consultant's best judgment and efforts. Nothing herein contained shall be construed to limit or restrict Consultant in rendering services of a similar nature to others, provided, however, that during the term of this Agreement, Consultant covenants not to provide consulting services to, or to engage in, directly or indirectly, any business competitive with that of the Company without the consent of the Company. The duties to be performed by Consultant pursuant to this Agreement may be performed at a location determined by Consultant and at such times as may be agreed to by Consultant and the Company.

         2. TERM AND TERMINATION.

                  (a) TERM. This Agreement shall commence on the Closing, as that term is defined in the Purchase Agreement, and shall remain in effect for twelve (12) months unless and until the Agreement is earlier terminated by the Consultant or the Company. Either party may terminate this Agreement effective on five (5) days prior written notice.

                  (b) OBLIGATIONS UPON EXPIRATION OR TERMINATION. Upon expiration or termination of this Agreement, Consultant shall promptly return to the Company all material owned by the Company. Expiration or termination of this Agreement shall not relieve either party of its obligations regarding Confidential Information under Section 4 below.

         3. CONSIDERATION. As consideration for Consultant and his affiliates entering into this Agreement and Consultant's services hereunder, the Company shall pay Consultant $10,000 per month payable in advance commencing on the 15th of March 2001 and continuing thereafter on the 15th of each month for the remainder of this Agreement. The Company, at its option, may issue its common shares to Consultant in lieu of paying cash at the rate of $0.35 per share. Any such shares shall be issued pursuant to demand registration rights pursuant to

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which the Company will, at its expense, register the resale of the shares pursuant to Section 5 of the Securities Act of 1933 ("Act"). Consultant acknowledges that he would acquire the shares for investment for his own account and not with the view to, or for resale in connection with, any distribution thereof. Consultant understands that the shares would be characterized as "restricted securities" under the Act and may be resold without registration under the Act only in certain limited sets of circumstances. The certificates evidencing the shares shall have an appropriate restrictive legend.

         4. DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION.

                  (a) As used herein, the term "Confidential Information" means any and all trade secrets or other confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company that derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Confidential Information includes, but is not limited to, operations and financial information concerning the Company's business; customer names, addresses, buying habits, needs and the methods of fulfilling those needs; supplier names, addresses and pricing policies; and the Company's pricing policies. The term "Confidential Information" does not include information which
(i) is already in Consultant's possession, provided that such information is not known by Consultant to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by Consultant or his agents or advisors, or (iii) becomes available to Consultant on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by Consultant to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

                  (b) Consultant will keep confidential and will not directly or indirectly divulge to anyone (except as required by applicable law or in connection with the performance of his duties and responsibilities as a consultant hereunder), to the extent practicable, or use or otherwise appropriate for his own benefit, or on behalf of any other person, firm, partnership or corporation by whom he might subsequently be hired as a consultant or otherwise associated or affiliated with, any Confidential Information.

                  (c) All documents, memoranda, reports, notebooks, correspondence, files, lists and other records, and the like, specifications, computer software and computer equipment, computer printouts, computer disks, and all photocopies or other reproductions thereof, affecting or relating to the business of the Company, which Consultant shall prepare, use, construct, observe, possess or control (the "Company Materials"), shall be and remain the sole property of the Company. Upon termination of this Agreement, Consultant shall deliver promptly to the Company all such Company Materials.

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         5. INDEPENDENT CONTRACTOR. The relationship between Consultant and the
Company is that of an independent contractor. The Company shall have no right or authority to control or direct the manner in which Consultant renders his services hereunder. In furtherance of this independent contractor relationship, the only compensation owed by the Company hereunder is that contemplated by
Section 3, and the Company shall have no liability or obligation with respect to any federal, state or local taxation or withholdings with respect to Consultant, all of which liability and obligation shall be borne solely by Consultant and Consultant shall indemnify the Company and hold it harmless against any such liability.

         6. INSIDER TRADING. Consultant acknowledges that he may receive from time to time material nonpublic information concerning the Company and other parties involved with the Company. Consultant, on behalf of itself and its affiliates, acknowledges that he is familiar with the Federal securities laws and regulations outlawing insider trading and represents and covenants that it shall act in strict accordance with such laws and regulations at all times.

         7. ENTIRE AGREEMENT AND WAIVER. This Agreement contains the entire agreement between the parties hereto with respect to the consulting services to be rendered to the Company by Consultant, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties relating to the subject matter hereof. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

         8. ENFORCEMENT; SEVERABILITY. If in any proceeding, a court shall refuse to enforce any provisions of this Agreement, whether because the restrictions contained herein are more extensive than is necessary to protect the business of the Company or for any other reason, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings. The validity and enforceability of the remaining provisions or portions of this Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted under applicable laws.

         9. AMENDMENTS. No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.

         10. APPLICABLE LAW. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of the State of California.

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           IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                                   "Company"

                                   ENTREPORT CORPORATION,
                                   a Florida corporation


                                   By:  /S/  DAVID D'ARCANGELO
                                        ----------------------------------------
                                        David D'Arcangelo, Chairman of the Board


                                   "Consultant"




                                   /S/  MICHAEL C.O. MORFIT
                                   ---------------------------------------------
                                        Michael C.O. Morfit

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